CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated September 30, 2004, relating to the financial statements of Global Casinos, Inc. and Subsidiaries as of June 30, 2004, and the years ended June 30, 2004 and 2003 and the reference to our firm as experts in the Registration Statement.

Stark Winter Schenkein & Co., L.L.P.
Certified Public Accountants

March 8, 2005
Denver, Colorado